Exhibit 10.6

[DIRECTOR RSU FORM]

VENTAS, INC.

RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (“Agreement”) is made and entered into as of the            day of                       , by and between VENTAS, INC., a Delaware corporation (the “Company”), and                             , a non-employee director of the Company (“Director”), pursuant to the Ventas, Inc. 2012 Incentive Plan (the “Plan”).

AGREEMENT:

The parties agree as follows:

1.                                      Issuance of Units.  The Company hereby grants to Director                  Restricted Stock Units (“Units”) under the Plan.

2.                                      Vesting of Units.  If Director has not forfeited any of the Units, [one-half of the Units shall vest on                   , and the balance of the Units shall vest on                   ] [alternative vesting schedule].  Notwithstanding the foregoing, in the event of [(A) a Change in Control] or (B) the death, Disability or [retirement on or after age        (“Retirement”)] of Director, the Units shall automatically vest.

3.                                      Forfeiture of Units.  If Director ceases to be a director of the Company for any reason other than [a Change in Control] or the death, Disability or [Retirement] of Director, all of the Units which have not vested in accordance with Section 2 of this Agreement shall be forfeited and Director shall have no further rights with respect thereto.

4.                                      Conversion of Units into Shares.  Except as otherwise provided by a deferral election pursuant to Section 5 of this Agreement, vested Units shall be converted into Shares and distributed to Director when unvested Units become vested Units.

If, however, Director elects to defer payment of Shares as provided in Section 5 of this Agreement, the Shares shall be issued as set forth in the Deferral Election Agreement entered into by Director and accepted by the Company.

5.                                      Deferral Election.  Director may elect to defer delivery of the Shares that would otherwise be due to be paid pursuant to Section 4.  The Committee shall, in its sole discretion, establish the rules and procedures for such deferral elections and payment deferrals.

6.                                      [Dividends.  Director shall be credited with dividend equivalents with respect to Units under this Agreement.

On each dividend or other distribution date with respect to Shares, an amount equal to the cash dividends or the fair market value of property other than Shares that would have been paid or distributed on a number of Shares equal to the number of Units held by Director as of the close of business on the record date for such dividend or distribution shall be paid in cash to Director.  If any dividend or distribution with respect to Shares is payable in Shares, Director shall be credited with an additional number of Units equal to the product of the number of Units held by Director on the record date for such dividend or distribution multiplied by the number of Shares (including fractions thereof) distributable as a dividend or distribution on a Share.  Units which are credited to Director pursuant to the preceding sentence shall be subject to the same terms and conditions of the Plan, this Agreement and elections applicable with respect to such Units with respect to which they relate.]

7.                                      No Rights as Stockholder.  Except as set forth in Section 6, Director shall have no voting or other rights as a stockholder of the Company with respect to any Units.  Upon distribution of Shares after conversion of the Units into Shares, Director shall have full voting and other rights as a stockholder of the Company.

8.                                      Independent Tax Advice.  Director acknowledges that determining the actual tax consequences to Director of receiving Units or Shares or deferring or disposing of Units or Shares may be complicated.  These tax consequences will depend, in part, on Director’s specific situation and may also depend on the resolution of currently uncertain tax law and other variables not within the control of the Company.  Director is aware that Director should consult a competent and independent tax advisor for a full understanding of the specific tax consequences to Director of receiving, deferring or disposing of Units or Shares.  Prior to executing this Agreement, Director either has consulted with a competent tax advisor independent of the Company to obtain tax advice concerning the Units and Shares in light of Director’s specific situation or has had the opportunity to consult with such a tax advisor but chose not to do so.

9.                                      Restriction on Transfer of Units.  Director shall not Transfer any of the Units except to the extent permitted by the Committee.  For the purposes of this Agreement, the term “Transfer” shall mean any sale, exchange, assignment, gift, encumbrance, lien, transfer by bankruptcy or judicial order, transfer by operation of law and all other types of transfers and dispositions, whether direct or indirect, voluntary or involuntary.

10.                               Agreement Does Not Grant Service Continuation.  The granting of Units or their conversion into Shares shall not be construed as granting to Director any right to continue as a director or any other relationship with the Company.  The right of the Company to terminate Director’s service at any time, for any reason, with or without consent, is specifically reserved.

11.                               General Provisions.

(a)                                 Incorporation of Plan.  Except as specifically provided herein, this Agreement is and shall be in all respects subject to the terms and conditions of the Plan, a copy of which Director acknowledges receiving prior to the execution hereof and the terms of which are incorporated by reference.

(b)                                 Captions.  The captions and section headings used herein are for convenience only, shall not be deemed part of this Agreement and shall not in any way restrict or modify the context or substance of any section or paragraph of this Agreement.

(c)                                  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its conflict of laws rules.

(d)                                 Defined Terms.  All capitalized terms not defined herein shall have the same meanings set forth in the Plan, unless a different meaning is plainly required by the context.

(e)                                  Tax Code Section 409A Dealing with Deferred Compensation.  To the extent that a deferral election is not made pursuant to Section 5, Units are intended to be exempt from Section 409A of the Code as short-term deferral or otherwise.  To the extent Section 409A of the Code is applicable to any Units, it is intended that such Units comply with the deferral, payout and other limitations and restrictions imposed under Section 409A of the Code.  Notwithstanding any other provision, the Company, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Agreement to help distributions qualify for exemption from or compliance with Section 409A of the Code; provided, however, that the Company makes no representation that Units under the Plan shall be exempt from or comply with Section 409A of the Code and makes no undertaking to comply with Section 409A of the Code or to preclude Section 409A of the Code from applying to any Units.  Director understands that Section 409A of the Code is complex, that any additional taxes and other liabilities under Section 409A of the Code are Director’s responsibility and that the Company encourages Director to consult a tax advisor regarding the potential impact of Section 409A of the Code.

IN WITNESS WHEREOF, the parties have executed this Agreement on and as of the date first above written.

VENTAS, INC.

By:
Title:

[NAME]